Exhibit 5.1

Our Reference:ST326/025/AB/abh

18 September 2020

Board of Directors

Strongbridge Biopharma Public Limited Company

Suite 206, Fitzwilliam Hall

Fitzwilliam Place

Dublin 2

Ireland

Re:Strongbridge Biopharma Public Limited Company

Dear Sirs,

1.	Basis of Opinion
1.1	We are acting as Irish counsel to Strongbridge Biopharma Public Limited Company, a public company limited by shares, incorporated under the laws of Ireland, company number 562659, with its registered office at Suite 206, Fitzwilliam Hall, Fitzwilliam Place, Dublin 2, Ireland (the “Company”) in connection with:
(a)	the registration statement (the “Registration Statement”) on Form S-3 (as amended) (Registration No. 333-223575), filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the offering and issuance and sale by the Company, from time to time, of up to $91,174,535 of ordinary shares of US$0.01 each (“Ordinary Shares”), preferred shares of US$0.01 each, debt securities of the Company, warrants to purchase Ordinary Shares, preferred shares and/or debt securities, rights to purchase Ordinary Shares, preferred shares, and/or debt securities and/or units consisting of Ordinary Shares, preferred shares, one or more debt securities, warrants or rights in one or more series, in any combination, pursuant to the terms of a base prospectus dated 27 March 2018 contained in the Registration Statement (the “Base Prospectus”);
(b)	the prospectus supplement, dated 16 September 2020 related to the Transaction (as defined below) (together with the Base Prospectus, the “Prospectus”);
(c)	the Underwriting Agreement, dated 16 September 2020 (the “Underwriting Agreement”), by and among the Company and Jefferies LLC and Stifel, Nicolaus & Company, Inc. as representatives of the several underwriters named in Schedule A thereto (the “Underwriters”); and
(d)	the issuance and sale by the Company, and the purchase by the Underwriters, severally, of an aggregate of 11,111,111 Ordinary Shares, and up to an additional 1,666,666

Ordinary Shares to be issued and sold by the Company pursuant to a 30-day option granted pursuant to section 2(c) of the Underwriting Agreement,

(the “Transaction”). The Registration Statement, the Prospectus and the Underwriting Agreement are referred to herein as the “Transaction Documents”.

1.2	This Opinion is confined to and given in all respects on the basis of the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof.
1.3	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.
1.4	We have examined:
(a)	the documents listed in the schedule (the “Schedule”) to this Opinion (the “Documents”);
(b)	the searches listed at paragraph 1.6 below (the “Searches”); and
(c)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.
1.5	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by e-mail in pdf or other electronic format.
1.6	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 18 September 2020:
(a)	on the file of the Company maintained by the Registrar of Companies in Dublin for mortgages, debentures or similar charges or notices thereof and for the appointment of any receiver, examiner or liquidator;
(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the five years immediately preceding the date of the search; and
(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in the last two years.
1.7	As regards certain U.S. laws, legal opinions are being provided by Reed Smith LLP.
1.8	No opinion is expressed as to the taxation consequences of the Transaction, the Transaction Documents or the transactions contemplated thereby.
1.9	No opinion or qualification in this Opinion limits any other assumption or qualification herein. Headings to paragraphs or subparagraphs of this Opinion are for convenience only and do not affect the construction or interpretation hereof.
2.	Opinion

Subject to the assumptions and qualifications set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.
2.2	The issuance of the Ordinary Shares, in accordance with the terms of the Transaction Documents, will, on:

(a)	the allotment and issuance of the Ordinary Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Ordinary Shares have been issued credited as fully paid) in accordance with all necessary corporate action of the Company; and
(b)	the subscription and payment therefor, by the relevant subscribers in accordance with the constitution of the Company (the “Constitution”) and in the manner provided for in the Transaction Documents, be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of such Ordinary Shares are not liable, solely by virtue of holding such Ordinary Shares, for additional assessments or calls on such Ordinary Shares by the Company or its creditors).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Ordinary Shares

3.1	that no order suspending the effectiveness of the Registration Statement has been issued by the SEC and no proceeding for that purpose or pursuant to section 8A of the Securities Act against the Company or in connection with the Transaction is pending or threatened by the SEC;
3.2	that the filing of the Registration Statement with the SEC was authorised by all necessary actions under all applicable laws other than Irish law;
3.3	that, at the time of issuance of the Ordinary Shares, the authority of the Company and the directors of the Company to issue the Ordinary Shares, as provided for in the Companies Act 2014 (the “Companies Act”), the Constitution and the resolutions of the Company passed at its annual general meeting held on 14 May 2020, are in full force and effect;
3.4	that the Company will continue to renew its authority to issue the Ordinary Shares in accordance with the terms and conditions set out in the Constitution and the Companies Act and that, where such authority has not been renewed, the Company will not issue the Ordinary Shares after such authority has expired;
3.5	that the Ordinary Shares issued and sold under the Registration Statement will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Statement and the Prospectus;
3.6	that, at the time of any issuance of any Ordinary Shares, the Company will have sufficient authorised but unissued share capital available for issuance by the board of directors of the Company (the “Board”) under the Constitution to issue the required number of Ordinary Shares, and that the Company will not have prior to, or by virtue of, such issuance, exceeded or exceed the maximum number of Ordinary Shares (as the case may be) permitted to be issued pursuant to the Constitution and the Companies Act;
3.7	that the Underwriting Agreement will have been duly authorised, executed and delivered by the parties thereto, as applicable, and constitutes legally valid and binding obligations on the parties thereto, enforceable against each of them in accordance with its terms;
3.8	that any Ordinary Shares issued under the Registration Statement will be in consideration of the receipt by the Company prior to, or simultaneously with, the issuance of such Ordinary Shares of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Ordinary Shares and any premium required to be paid up on the Ordinary Shares pursuant to their terms of issuance;

Authenticity and Bona Fides

3.9	the truth, completeness, accuracy and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;
3.10	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof and that such resolutions have not been amended or rescinded and are in full force and effect;
3.11	that there is, at the relevant time of the allotment and issuance of the Ordinary Shares, no matter affecting the authority of the directors to allot and issue the Ordinary Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;
3.12	that each director of the Company has disclosed any interest which he or she may have in the Transaction in accordance with the provisions of the Companies Act and the Constitution and none of the directors of the Company has any interest in the Transaction except to the extent permitted by the Constitution;
3.13	the absence of fraud, coercion, duress or undue influence and lack of bad faith on the part of the Company and its respective officers, employees, agents and advisers and that the Company will issue the Ordinary Shares in good faith, for its legitimate and bona fide business purposes;
3.14	that the Constitution effective as of 9 September 2015 is the current constitution of the Company, is up to date and has not been amended or superseded and that there are no other terms governing the Ordinary Shares other than those set out in the Constitution;

Accuracy of Searches and Warranties

3.15	the accuracy and completeness of the information disclosed in the Searches and that such information is accurate as of the date of this Opinion and has not since the time of such search or enquiry been altered. In this connection, it should be noted that:
(a)	the matters disclosed in the Searches may not present a complete summary of the actual position on the matters we have caused searches to be conducted for;
(b)	the position reflected by the Searches may not be fully up-to-date (and this risk may be higher while emergency measures introduced by the Irish Government in light of the COVID-19 pandemic remain in place); and
(c)	searches at the Registrar of Companies in Dublin do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;
3.16	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents;

Commercial Benefit

3.17	that the Transaction Documents have been entered into for bona fide commercial purposes, on arm’s length terms and for the benefit of each party thereto and are in those parties’ respective commercial interests and for their respective corporate benefit;

Financial Assistance and Connected Transactions

3.18	that the Company is not, by entering into the Transaction Documents or performing its obligations thereunder, providing financial assistance for the purpose of an acquisition (by way of subscription, purchase, exchange or otherwise) made or to be made by any person of any shares in the Company which would be prohibited by section 82 of the Companies Act; and
3.19	that none of the transactions contemplated by the Transaction Documents is prohibited by virtue of section 239 of the Companies Act, which prohibits certain transactions between companies and its directors or persons connected with its directors.
4.	Qualifications

The opinions set out in this Opinion are subject to the following reservations:

General Matters

4.1	A particular course of dealing among the parties or an oral amendment, variation or waiver may result in an Irish court finding that the terms of the Transaction Documents have been amended, varied or waived even if such course of dealing or oral amendment, variation or waiver is not reflected in writing among the parties.
4.2	No opinion is expressed on the irrevocability of, or on the enforceability of the delegation of, any power of attorney under the Transaction Documents.
4.3	No opinion is expressed on any deed of assignment, transfer, accession or similar document executed after the date of this Opinion in relation to any of the rights and obligations contained in the Transaction Documents.
4.4	No opinion is expressed on any deed or agreement envisaged by the Transaction Documents to be entered at a future date or any future action taken by a party under the Transaction Documents.
4.5	We express no opinion as to whether the Transaction Documents breach any other agreement or instrument.

Sanctions

4.6	If a party to any Transaction Document or to any transfer of, or payment in respect of, the Transaction Documents is controlled by or otherwise connected with a person (or is itself) resident in, incorporated in or constituted under the laws of a country which is the subject of United Nations, European Union or Irish sanctions or sanctions under the Treaty on the Functioning of the European Union, as amended, or is otherwise the target of any such sanctions, then obligations to that party under the relevant Transaction Documents or in respect of the relevant transfer or payment may be unenforceable or void.
5.	Disclosure

This Opinion is addressed to you in connection with the issuance of the Ordinary Shares under the Registration Statement and in accordance with the terms of the Transaction Documents. We hereby consent to the inclusion of this Opinion as an exhibit to any post-effective amendment to the Registration Statement filed pursuant to Rule 462(b) of the Securities Act) and any current report on Form 8-K to be filed with the SEC. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act.

6.	No Refresher

This Opinion speaks only as of its date. We are not under any obligation to update this Opinion from time to time or to notify you of any change of law, change in interpretation of law which may occur after the date of this Opinion.

The opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

Yours faithfully,

/s/ ARTHUR COX

ARTHUR COX

SCHEDULE

The Documents
1.	A copy of the Registration Statement.
2.	A copy of the Prospectus.
3.	A copy of the Underwriting Agreement.
4.	The results of the Searches.
5.	A copy of the certificate of incorporation of the Company dated 26 May 2015.
6.	A copy of the certificate of a public company entitled to do business of the Company dated 28 May 2015.
7.	A copy of the certificate of incorporation on change of name of the Company dated 4 September 2015.
8.	A copy of the Constitution of the Company as adopted by resolution of the shareholder of the Company on 3 September 2015, effective 9 September 2015.
9.	A copy of the corporate certificate of the secretary of the Company dated 18 September 2020.
10.	A copy of the minutes of a meeting of the Board held on 8 March 2018.
11.	A copy of the minutes of the Company’s annual general meeting of shareholders held on 14 May 2020.
12.	A copy of the resolutions adopted by the Board on 6 August 2020.
13.	A copy of the resolutions of the pricing committee of the Board adopted by such committee on 16 September 2020.